Exhibit 99.1

NYSE: MGG

Date:	Nov. 3, 2008

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

MGG Announces Increased Third-Quarter Earnings

TULSA, Okla. – Magellan Midstream Holdings, L.P. (NYSE: MGG) today reported third-quarter 2008 operating profit of $83.4 million compared to $67.5 million for third quarter 2007. Net income was $17.6 million during third quarter 2008 versus $14.1 million in third quarter 2007.

MGG owns the general partner interest and incentive distribution rights of Magellan Midstream Partners, L.P. (NYSE: MMP) and reports its financial results on a consolidated basis with the financial results of MMP. The partnership currently has no separate operating activities apart from those conducted by MMP, and its distributable cash flow is derived from cash distributions received from MMP.

Related to third quarter 2008, MGG will receive distributions of $22.9 million from its ownership interest in MMP, almost all of which is available for distribution to MGG unitholders.

“MMP’s historically stable fee-based businesses, along with the benefits we have seen from its commodity-related activities and exceptional liquidity to fund growth projects, continue to facilitate attractive distribution growth for MGG’s unitholders,” said Don Wellendorf, chief executive officer. “MGG’s quarterly cash distribution amount has grown 82% since its initial public offering in early 2006 and 22% since its third-quarter 2007 distribution.”

Operating profit increased between quarters due to higher commodity margins, including a $12.2 million gain related to MMP’s New York Mercantile Exchange contracts at the end of third quarter 2008, and more revenues from each of MMP’s business segments, partially offset by additional petroleum products pipeline system expenses primarily due to maintenance project timing.

Non-controlling owners’ interest in income of consolidated subsidiaries, which represents limited partner interests in MMP that MGG does not own, increased between quarters due to higher net income generated by MMP in 2008.

Basic and diluted net income per limited partner unit was 29 cents in third quarter 2008 and 26 cents in third quarter 2007.

An analyst call with management regarding third-quarter 2008 financial results and outlook for the remainder of 2008 for the partnership and MMP is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 778-9058 and provide code 2504671. Investors also may listen to the call via the partnership’s web site at http://www.mgglp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 9. To access the replay, dial (888) 203-1112 and provide code 2504671. The replay also will be available at http://www.mgglp.com.

About Magellan Midstream Holdings, L.P.

Magellan Midstream Holdings, L.P. (NYSE: MGG) is a publicly traded partnership formed to own the general partner interest and 100% of the incentive distribution rights in Magellan Midstream Partners, L.P. (NYSE: MMP), which primarily transports, stores and distributes refined petroleum products. More information is available at http://www.mgglp.com.

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Portions of this document may constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.

MAGELLAN MIDSTREAM HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Transportation and terminals revenues	$154,726	$164,470	$448,415	$471,855
Product sales revenues	167,287	127,540	493,852	439,622
Affiliate management fee revenue	178	183	534	549

Total revenues	322,191	292,193	942,801	912,026
Costs and expenses:
Operating	64,275	81,626	184,944	193,845
Product purchases	153,926	89,523	444,494	342,383
Depreciation and amortization	19,751	21,563	58,560	63,847
Affiliate general and administrative	17,784	17,754	54,376	55,104

Total costs and expenses	255,736	210,466	742,374	655,179
Gain on assignment of supply agreement	—	—	—	26,492
Equity earnings	1,091	1,722	2,960	3,504

Operating profit	67,546	83,449	203,387	286,843
Interest expense	13,220	15,033	41,326	40,726
Interest income	(330)	(351)	(2,531)	(950)
Interest capitalized	(1,091)	(1,322)	(3,193)	(3,734)
Non-controlling owners’ interest in income of consolidated subsidiaries	41,806	51,707	122,021	182,868
Debt placement fee amortization	174	211	1,383	548
Debt prepayment premium	—	—	1,984	—
Other (income) expense	29	—	728	(254)

Income before provision (benefit) for income taxes	13,738	18,171	41,669	67,639
Provision (benefit) for income taxes	(375)	524	1,149	1,469

Net income	$14,113	$17,647	$40,520	$66,170

Allocation of net income:
Limited partners’ interest	$15,980	$18,052	$44,263	$67,384
General partner’s interest	(1,867)	(405)	(3,743)	(1,214)

Net income	$14,113	$17,647	$40,520	$66,170

Basic and diluted net income per limited partner unit	$0.26	$0.29	$0.71	$1.08

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	62,651	62,658	62,651	62,655

MAGELLAN MIDSTREAM HOLDINGS, L.P.

ALLOCATION OF NET INCOME

(In thousands, unless otherwise noted)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2008	2007	2008
Net income	$14,113	$17,647	$40,520	$66,170
Direct charges to the general partner:
Reimbursable general and administrative costs (a)	1,869	408	3,749	1,224

Income before direct charges to general partner	15,982	18,055	44,269	67,394
General partner’s share of income	0.0141%	0.0141%	0.0141%	0.0141%

General partner’s allocated share of net income before direct charges	2	3	6	10
Direct charges to general partner	1,869	408	3,749	1,224

Net loss allocated to general partner	$(1,867)	$(405)	$(3,743)	$(1,214)

Net income	$14,113	$17,647	$40,520	$66,170
Less: net loss allocated to general partner	(1,867)	(405)	(3,743)	(1,214)

Net income allocated to limited partners	$15,980	$18,052	$44,263	$67,384

(a)	Reimbursable G&A costs for the nine months ended September 30, 2007 include a $1.3 million unusual non-cash expense related to a payment by MGG Midstream Holdings, L.P., an affiliate owning the partnership’s general partner. This item did not impact cash available for distribution.